EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2008

ELK GROVE VILLAGE, Ill., July 15, 2008 (PRIME NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2008. Revenues increased 1.1 percent to $167.8 million in fiscal 2008 from $165.9 million in the prior year. Net income (loss) decreased to a loss of ($6.46) million in fiscal 2008 compared to a profit of $1.70 million in fiscal 2007. Diluted earnings (loss) per share for the year ended April 30, 2008 were ($1.69) compared to $0.44 in fiscal 2007.

For the fourth quarter of fiscal 2008, revenues increased to $44.0 million compared to $39.5 million for the same quarter in the prior year. Diluted earnings (loss) per share for the fiscal 2008 fourth quarter were ($2.17) per share compared to $0.17 per share for the same period of fiscal 2007.

Commenting on SigmaTron's results, Gary R. Fairhead, President and Chief Executive Officer, said, "As we announced in our press release dated March 11, 2008 regarding our third quarter results for the fiscal year 2008, SigmaTron performs its annual goodwill impairment test under Statement of Financial Accounting Standards No. 142 ("SFAS 142") during our fiscal fourth quarter. We stated that the test would be performed as of February 1, 2008 and that the preliminary analysis was that it is likely we would incur a significant impairment of goodwill during the quarter which could be the entire amount of $9,298,945 that was on our balance sheet on February 1, 2008. The test was conducted as required under SFAS 142 and the result was that indeed the entire amount of goodwill was impaired. Accordingly, we recorded the entire amount as an expense before income from operations during the fourth quarter. The impairment is a non-cash expense and it did not affect our income taxes or our cash flow.

"As we also announced in our March 11, 2008 press release, we had already discussed the potential impairment with our bank, Bank of America. I am pleased to report that we negotiated revised covenants with Bank of America reflecting the impairment as of fiscal year end, which covenants we successfully satisfied. Furthermore, and most importantly, we have successfully extended our working capital line of credit to September 2010 under essentially the same terms as our prior credit agreement and entered into a new five year mortgage for our headquarters in Elk Grove Village, Illinois. Our prior mortgage was set to expire in November 2008. We appreciate Bank of America's rapid response and support in dealing with these issues.

"Excluding the expense of $9,298,945 for the goodwill impairment, I point out that fully diluted earnings per share for the fourth quarter and fiscal year were $0.26 and $0.74, respectively, which compare to $0.17 and $0.44 for the same periods of fiscal 2007. Absent the goodwill impairment, we would have been reporting a 53% and 68% increase in fully diluted earnings for the fourth quarter and fiscal year respectively. Given the difficult nature of the economy for our industry in general, the fact that the impairment was a non-cash transaction, and the fact that we continue to have the full support of Bank of America, I do believe that we made progress financially during fiscal 2008. See Exhibit A for Non-Gaap reconciliation. We believe the Non-Gaap measure is a meaningful disclosure of the operating performance of the Company as it is an alternative operating measure utilized by investors, management and our Board of Directors.

"During the quarter we continued to see positive results from our Elk Grove Village, Acuna, Hayward and Wujiang operations. Tijuana continued to make progress, but is not yet profitable. However, we do expect new revenue from existing Tijuana customers, transferred revenue from Hayward, and revenue from new customers to come to Tijuana during fiscal 2009 and believe it will allow Tijuana to continue its progress. Elk Grove Village saw some of its revenue transfer to Acuna during the fourth quarter, which resulted in a downsizing of its staff in May 2008. As a result of increased demand for our China operation, we have decided to expand our plant in Wujiang. Plans are being finalized, and we expect to roughly double our manufacturing floor space in China.

"During the fourth quarter we were encouraged that the vast majority of our customer base continued to meet or exceed historic demand levels, and that SigmaTron has been selected by several new customers as their electronics manufacturing partner. We expect the new customers to launch production during fiscal 2009, and we believe that they are entering markets that eagerly await their products, including electric bicycles, LED lighting solutions, environmentally friendly fuel cells and security products.

"So, in spite of the uncertainty in the economy, we remain excited and optimistic about fiscal 2009. Our strategy continues to be attractive to both our existing customers as well as new customers and their new markets. While price pressures continue from both our customers and vendors, we believe our value proposition will continue to be attractive and allow us to further leverage our economics of scale, while remaining responsive and flexible."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this report, and the Company undertakes no obligation to update such statements in light of future events or otherwise.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   Three Months Ended          Twelve Months Ended
                 April 30,      April 30,     April 30,     April 30,
                   2008           2007          2008           2007
                ------------  ------------  ------------  ------------

 Net sales      $ 44,020,330  $ 39,506,066  $167,810,994  $165,909,106

 Cost of
  products
  sold            38,595,332    34,764,577   148,247,604   148,150,350
                ------------  ------------  ------------  ------------

 Gross profit      5,424,998     4,741,489    19,563,390    17,758,756

 Selling and
  administra-
  tive
  expenses         3,288,594     3,236,421    12,375,458    12,872,353
 Goodwill
  impairment
  charge           9,298,945            --     9,298,945            --
                ------------  ------------  ------------  ------------

 Operating
  (loss)
  income          (7,162,541)    1,505,068    (2,111,013)    4,886,403

 Other
  expense            501,914       620,830     2,690,305     2,291,900
                ------------  ------------  ------------  ------------

 (Loss) income
  from
  operations
  before
  income tax      (7,664,455)      884,238    (4,801,318)    2,594,503

 Income tax
  expense            625,107       229,166     1,655,518       896,179
                ------------  ------------  ------------  ------------

 Net (loss)
  income         ($8,289,562)     $655,072   ($6,456,836)   $1,698,324
                ============  ============  ============  ============

 Net (loss)
  income per
  common
  share -
  basic               ($2.17)        $0.17        ($1.69)        $0.45
                ============  ============  ============  ============

 Net (loss)
  income per
  common share
  - assuming
  dilution            ($2.17)        $0.17        ($1.69)        $0.44
                ============  ============  ============  ============

 Weighted
  average
  number of
  common
  equivalent
  shares
  outstanding
  - assuming
  dilution         3,822,556     3,885,055     3,811,832     3,879,155
                ============  ============  ============  ============

 CONDENSED CONSOLIDATED BALANCE SHEETS

                                          April 30,         April 30,
                                            2008              2007
                                        ------------      ------------
 Assets
 ------
 Current assets                          $75,259,346       $66,663,956

 Machinery and equipment-net              29,354,623        30,971,107

 Intangible assets                           958,069         1,461,772
 Goodwill                                         --         9,298,945
 Other assets                              1,034,155         1,006,126
                                        ------------      ------------

 Total assets                           $106,606,193      $109,401,906
                                        ============      ============

 Liabilities and shareholders' equity
 ------------------------------------

 Current liabilities                     $28,081,401       $23,790,708

 Long-term obligations                    35,109,833        35,870,177

 Stockholders' equity                     43,414,959        49,741,021
                                        ------------      ------------

 Total liabilities and
  stockholders' equity                  $106,606,193      $109,401,906
                                        ============      ============

 Exhibit A                               Non-Gaap Reconciliation

                                        Three Months     Twelve Months
                                           Ended             Ended
                                          April 30,        April 30,
                                            2008              2008
                                       -------------     -------------
  Income (loss)
   Reconciliation:

  Net income before
   goodwill impairment                    $1,009,383        $2,842,109

  Goodwill impairment charge               9,298,945         9,298,945
                                       -------------     -------------

  Net loss                               ($8,289,562)      ($6,456,836)
                                       =============     =============

  EPS Reconciliation:

  Net income per common
   share - assuming dilution
   before goodwill impairment                  $0.26             $0.74

  Goodwill impairment                         ($2.43)           ($2.43)
                                       -------------     -------------
  Net loss per common
   share - assuming dilution                  ($2.17)           ($1.69)
                                       =============     =============

  Weighted average number
   of common equivalent
   shares outstanding -
   assuming dilution                       3,822,536         3,811,832
                                       =============     =============

CONTACT:  SigmaTron International, Inc.
          Linda K. Blake
          1-800-700-9095